Exhibit 99.1

RIVER ROCK ENTERTAINMENT AUTHORITY ANNOUNCES
PLANS TO BUILD DESTINATION RESORT

Geyserville, CA. June 28, 2007 — The River Rock Entertainment Authority (the “Authority”), the operator of the River Rock Casino in Sonoma County, California, today reported that its Board of Directors has announced plans to build a complete destination resort on its Rancheria in Alexander Valley.  It is designed to replace the current River Rock Casino, which will remain open during the construction period.

Nestled naturally into the hillside, the estimated $300 million, 600,000-square foot resort will include a casino, 260 guest rooms, luxury suites, meeting rooms, pool, spa and restaurants. The resort is being designed to resemble a Tuscan village, with courtyards, gardens, and buildings of varying heights. The resort will overlook the Alexander Valley from the Rancheria off Highway 128 between Healdsburg and Geyserville and will employ up to 2,000 workers, bringing significant economic benefit to Sonoma County.

“This resort will be a unique economic development opportunity to help our Tribe and our members, an unmatched destination resort experience to please our visitors, and a spectacular addition to benefit our neighbors in the Alexander Valley,” said Harvey Hopkins, Chairman of the Dry Creek Rancheria Band of Pomo Indians.

Shawn Smyth, Chief Executive Officer of the River Rock Entertainment Authority, stated, “We are thrilled at the prospect of this new resort.  We think the project’s many planned features and amenities, combined with our unparalleled location, will make the new resort a very attractive destination. We are also incorporating plans to minimize disruption to our existing facilities during construction, which will begin after a formal environmental review and receipt of necessary financing.”

The Tribe also plans to invest approximately $76 million in infrastructure improvements to support the new facilities. To adhere to the Tribal-State compact and the Tribe’s governing statutes, the Tribal Government’s Department of Environmental Protection must complete a formal environmental review process before construction of the resort can begin. The Department will solicit public comment and assess potential impacts of the resort on the Rancheria and the surrounding community.

River Rock Entertainment Authority

We are a Tribal governmental instrumentality of the Dry Creek Rancheria Band of Pomo Indians (the “Tribe”), a federally recognized self-governing Indian tribe.  The Tribe has 947 enrolled members and approximately 75-acre reservation in Sonoma County, California.  We own and operate the River Rock Casino, a 62,000 square foot facility which is on the reservation and overlooks the scenic Alexander Valley, 75 miles north of San Francisco.  River Rock Casino features 35,500 square feet of gaming space containing 1,570 slot and video poker machines, 22 table games, 6 poker tables, as well as a full-service restaurant.

Contact:

Don Duffy
Integrated Corporate Relations
203-682-8200